Exhibit 99.2

JOINT NEWS RELEASE

INDEPENDENT BANK CORP. AND BLUE HILLS BANCORP, INC.
SIGN MERGER AGREEMENT FOR
ROCKLAND TRUST COMPANY TO ACQUIRE
BLUE HILLS BANK

TRANSACTION WOULD RESULT IN
ROCKLAND TRUST HAVING OVER $11 BILLION IN ASSETS AND
THE LARGEST MASSACHUSETTS DEPOSIT SHARE AND
BRANCH PRESENCE OF ANY BANK HEADQUARTERED IN STATE

Rockland, Massachusetts and Hyde Park, Massachusetts (September 20, 2018). Independent Bank Corp. (NASDAQ Global Select Market: INDB) (“Independent”), parent of Rockland Trust Company (“Rockland Trust”), and Blue Hills Bancorp, Inc. (NASDAQ Global Select Market: BHBK) (“Blue Hills Bancorp”), parent of Blue Hills Bank, have signed a definitive merger agreement for Independent to acquire Blue Hills Bancorp and Rockland Trust to acquire Blue Hills Bank.

The merger agreement provides that each Blue Hills Bancorp stockholder will receive 0.2308 of a share of Independent common stock and $5.25 in cash for each share of Blue Hills Bancorp common stock. The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes and to provide a tax-free exchange for Blue Hills Bancorp stockholders for the Independent common stock portion of the consideration they receive. The agreement provides that, effective as of and contingent upon the merger, Independent will add three Blue Hills Bancorp directors to its board of directors.

“Our transaction with Blue Hills Bank is a natural fit and is consistent with our strategy of acquiring banks in overlapping and adjacent markets,” said Christopher Oddleifson, the President and Chief Executive Officer of Independent and the Chief Executive Officer of Rockland Trust. “Blue Hills Bank is a strong, well run, growing company with a tremendous franchise. This acquisition will strengthen the position of Rockland Trust in Eastern Massachusetts and also permit us to expand onto Nantucket Island. Blue Hills Bank employs many talented individuals who we are excited to welcome to Rockland Trust.”

“This transaction creates a combined company with growth potential and considerable franchise value," said William M. Parent, the President and Chief Executive Officer of Blue Hills Bank. “We are pleased to join Rockland Trust, a best in class partner that will benefit our customers, employees and the communities we serve while also providing an attractive return to our shareholders.”

Blue Hills Bank was founded in 1871 as Hyde Park Savings Bank. Blue Hills Bank currently operates 11 branches in Boston, Dedham, Hyde Park (two locations), Milton, Norwood, West Roxbury, Westwood, and three locations on Nantucket Island which are operated under the name Nantucket Bank, a division of Blue Hills Bank. As of June 30, 2018 Blue Hills Bancorp had $2.7 billion in total assets, $2.3 billion in loans, and $2.1 billion in deposits.

Rockland Trust and Blue Hills Bank anticipate that their transaction will close in the first half of 2019. After the Blue Hills Bank merger and the closing of Rockland Trust’s previously announced acquisition of The Milford National Bank & Trust Company, which is anticipated in the fourth quarter of 2018, Rockland Trust will have over $11 billion in assets and the largest Massachusetts deposit share and most bank branches of any bank headquartered in Massachusetts. The Blue Hills Bank merger is anticipated to give Rockland Trust, which in 2017 expanded onto Martha’s Vineyard with the acquisition of The Edgartown National Bank, a Nantucket Island presence and the #1 deposit market share in Nantucket County. Rockland Trust is also projected to have the #3 deposit market share in Norfolk County following the Blue Hills Bank merger.

Independent anticipates issuing approximately 6.2 million shares of its common stock in the merger. Based upon Independent’s $89.35 per share closing price on September 19, 2018, the transaction is valued at approximately $726.5 million and the aggregate consideration represents 178% of Blue Hills Bancorp’s current tangible book value.

Independent anticipates that: (i) the acquisition will be approximately 4% accretive to its 2019 earnings per share, excluding one-time costs; and, (ii) the acquisition will be approximately 4.5% accretive to 2020 earnings per share.  Independent estimates that the transaction will generate an internal rate of return of about 16% and expects the transaction will be neutral to tangible book value per share. Merger related charges are expected to be approximately $36.0 million before tax, in the aggregate, incurred in 2018 and 2019.

The boards of directors of each company have unanimously approved the transaction. The transaction is subject to certain conditions, including the receipt of required regulatory approvals, approval by the stockholders of both Blue Hills Bancorp and Independent, and other standard conditions. Blue Hills Bancorp’s directors and officers who currently own, in the aggregate, about 4.4% of Blue Hills Bancorp’s outstanding shares have signed voting agreements pursuant to which they have agreed to vote their shares in favor of the merger.

Independent used Day Pitney LLP as its legal counsel and received a fairness opinion from Sandler O’Neill + Partners, L.P. Blue Hills Bancorp was advised by Keefe, Bruyette & Woods, Inc. and used Luse Gorman, PC as its legal counsel.

CONFERENCE CALL INFORMATION
At 8:45 a.m. Eastern Standard Time on Friday, September 21, 2018 Christopher Oddleifson, Chief Executive Officer and Robert Cozzone, Chief Financial Officer, will host a conference call to discuss the Blue Hills transaction. Internet access to the call is available on the Company’s website at www.rocklandtrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10124280 and will be available through October 21, 2018. Additionally, a webcast replay will be available until September 21, 2019.

INDEPENDENT BANK CORP. / ROCKLAND TRUST CONTACTS
Investor:
Robert D. Cozzone, Chief Financial Officer
Independent Bank Corp.
(781) 982-6723
Robert.Cozzone@rocklandtrust.com

Media:

Ellen Molle, Public Relations Marketing Manager
Rockland Trust Company
(781) 982-6537
Ellen.Molle@rocklandtrust.com

BLUE HILLS BANCORP, INC. / BLUE HILLS BANK CONTACTS
Investor and Media Contact:
William M. Parent, President and Chief Executive Officer of Blue Hills Bancorp and Blue Hills Bank
(617) 360-6520
WParent@bluehillsbank.com

ABOUT INDEPENDENT BANK CORP.
Independent Bank Corp., which has Rockland Trust Company as its wholly-owned commercial bank subsidiary, has $8.4 billion in assets. Named in 2017 to The Boston Globe’s “Top Places to Work” list for the ninth consecutive year, Rockland Trust offers a wide range of banking, investment, and insurance services. Rockland Trust serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including greater Boston, the South Shore, the Cape and Islands, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.RocklandTrust.com.
ABOUT BLUE HILLS BANCORP, INC.
Blue Hills Bancorp, Inc., with corporate headquarters in Norwood, Massachusetts, had assets of $2.7 billion at June 30, 2018 and operates 11 retail branch offices in Boston, Dedham, Hyde Park, Milton, Nantucket, Norwood, West Roxbury, and Westwood, Massachusetts. Blue Hills Bank is a full service, community bank with its main office in Hyde Park, Massachusetts. Blue Hills Bank’s three branches in Nantucket, Massachusetts operate under the name, Nantucket Bank, a division of Blue Hills Bank. Blue Hills Bank provides consumer, commercial and municipal deposit and loan products in eastern Massachusetts through its branch network, loan production offices and eCommerce channels. Blue Hills Bank offers commercial business and commercial real estate loans in addition to cash management services and commercial deposit accounts. Blue Hills Bank also serves consumers through a full suite of consumer banking products, including checking accounts, mortgage loans, equity lines of credit and traditional savings and certificate of deposit accounts. Blue Hills Bank has invested substantially in online technology, including online account opening and funding, online mortgage applications, online banking, mobile banking, bill pay and mobile deposits. Blue Hills Bank has been serving area residents for over 145 years. For more information about Blue Hills Bank, visit www.bluehillsbank.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed merger, Independent Bank Corp. intends to file with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-4 containing a joint proxy statement/prospectus. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Investors and security holders are advised to read the joint proxy statement/prospectus when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the registration statement (when available), including the joint proxy statement/prospectus and other documents filed by Independent Bank Corp. and Blue Hills Bancorp, Inc. with the Commission at the Commission’s web site at www.sec.gov. These documents may be accessed and downloaded, free of charge, at Independent Bank Corp.’s web site at www.RocklandTrust.com under the tab “Investor Relations” and then under the heading “SEC Filings” or by directing a request to Investor Relations, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370, telephone (781) 982-6737. You will also be able to obtain these documents free of charge at Blue Hills Bancorp, Inc.’s web site at www.bluehillsbank.com or by directing a request to Investors Relations, Blue Hills Bancorp, Inc., 500 River Ridge Drive, Suite 300, Norwood, Massachusetts 02062, (617) 361-6900.

PARTICIPANTS IN THE SOLICITATION
This communication is not a solicitation of a proxy from any security holder of Independent Bank Corp. or Blue Hills Bancorp, Inc. However, Independent Bank Corp., Blue Hills Bancorp, Inc., their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from stockholders of Independent Bank Corp. and Blue Hills Bancorp, Inc. in respect of the proposed merger. Information regarding the directors and executive officers of Independent Bank Corp. may be found in its definitive proxy statement relating to its 2018 Annual Meeting of Shareholders, which was filed with the Commission on March 29, 2018, and its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Commission on February 27, 2018, each of which can be obtained free of charge from Independent Bank Corp.’s website. Information regarding the directors and executive officers of Blue Hills Bancorp, Inc. may be found in its definitive proxy statement relating to its 2018 Annual Meeting of Stockholders, which was filed with the Commission on April 11, 2018, and its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Commission on March 7, 2018, each of which can be obtained free of charge from Blue Hills Bancorp, Inc.’s web site. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the merger will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the Commission when they become available.

FORWARD-LOOKING STATEMENTS
Information set forth in this press release, including financial estimates and statements as to the expected timing, completion and effects of the proposed merger, constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Commission. Such forward-looking statements include, but are not limited to, statements about the expected benefits of the merger, including the anticipated impact on Independent Bank Corp.’s earnings, profitability, expenses, tangible book value, the acquisition’s expected internal rate of return, any other future financial and operating results, Rockland Trust Company’s plans to maintain or expand its presence in Norfolk, Suffolk and Nantucket counties and Rockland Trust Company’s other plans, objectives, expectations and intentions. Any statements that are not statements of historical fact, including statements containing such words as “will,” “could,” “plans,” “intends,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “anticipate,” “estimated,” or similar expressions, should also be considered forward-looking statements, although not all forward-looking statements contain these identifying words. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based upon assumptions and the current beliefs and expectations of the management of Independent Bank Corp. and Blue Hills Bancorp, Inc. These forward-looking statements are subject to known and unknown risks and uncertainties, and actual results may differ materially from those discussed in, or implied by, these forward-looking statements.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the risk that the stockholders of either Independent Bank Corp. or Blue Hills Bancorp, Inc. may not adopt the merger agreement; (3) the risk that the necessary regulatory approvals may not be obtained, may be delayed, or may be obtained subject to conditions that are not anticipated; (4) delays in closing the merger or other risks that any of the closing conditions to the merger may not be satisfied in a timely manner or at all; (5) the inability to realize expected cost savings and synergies from the merger in the amounts or in the timeframe anticipated; (6) the diversion of management’s time from existing business operations due to time spent related to the merger or integration efforts; (7) the inability to successfully integrate Blue Hills Bank or that the integration will be more difficult, time-consuming, or costly than expected; (8) unexpected material adverse changes in the operation or earnings of either Independent Bank Corp. or Blue Hills Bancorp, Inc., the real estate markets in which they operate, the local economy, or the local business environment; (9) potential litigation in connection with the merger; (10) higher than expected transaction or other costs and expenses; and (11) higher than expected attrition of the customers or key employees of Blue Hills Bancorp, Inc. There are important additional factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the factors described in Independent Bank Corp.’s and Blue Hills Bancorp, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2017, which were filed with the Commission on February 27, 2018 and on March 7, 2018, respectively.

Except as required by law, Independent Bank Corp. and Blue Hills Bancorp, Inc. disclaim any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events, inaccurate assumptions or otherwise. Any public statements or disclosures by Independent Bank Corp. or Blue Hills Bancorp, Inc. following this press release will be deemed to modify or supersede such statements in this press release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors in the joint proxy statement/prospectus when it becomes available.